Exhibit 16.1

KPMG LLP	Telephone (416) 777-8500
Chartered Professional Accountants	Fax (416) 777-8818
Bay Adelaide Centre	www.kpmg.ca
Suite 4600
333 Bay Street
Toronto ON
M5H 2S5

December 3, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently the independent registered public accounting firm for McEwen Mining Inc. (the “Company”) and, under the date of March 9, 2015, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2014 and 2013. On November 30, 2015, we were notified that the Company engaged Ernst & Young LLP as its independent registered public accounting firm for the year ending December 31, 2016 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2015, and the issuance of our report thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K to be filed on December 3, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that Ernst & Young LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements.

Very truly yours,

Chartered Professional Accountants, Licensed Public Accountants

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.